Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Second Quarter 2006 Earnings

August 8, 2006, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust, announced its second quarter 2006 operating results. Total revenues for the quarter ended June 30, 2006 increased 9.7% to $33,748,000 compared to $30,752,000 for the 2005 quarter. Operating income before minority interests and preferred stock dividends increased 7.8% to $9,648,000 compared to $8,952,000 for the comparable 2005 quarter. Net income available to common stockholders was $5,797,000 or $0.34 per diluted share for the 2006 quarter, a per share increase of 17.2% compared to $4,871,000 or $0.29 per diluted share for the 2005 quarter. Successful leasing activity at several core shopping centers and operating income from development properties produced the significant portion of increased operating income for the 2006 quarter.

Overall same property revenues for the total portfolio increased 4.1% for the 2006 second quarter compared to the same quarter in 2005 and same property operating income increased 4.0%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same property operating income in the shopping center portfolio increased 6.5% for the 2006 second quarter, compared to the prior year’s quarter. Successful leasing activity at several core shopping centers was the primary contributor to the improvement in same property results. Same property operating income in the office portfolio declined 2.3% for the 2006 quarter, compared to the prior year’s quarter, due to higher lease termination fees recognized in the 2005 quarter.

For the six month period ended June 30, 2006, total revenues increased 10.1% to $67,215,000 compared to $61,059,000 for the 2005 period. Operating income before minority interests and preferred stock dividends increased 8.9% to $19,157,000 compared to $17,591,000 for the comparable 2005 period. Net income available to common stockholders was $11,504,000 or $0.67 per diluted share for the 2006 period, a per share increase of 17.5% compared to $9,481,000 or $0.57 per diluted share for the 2005 period. Overall same property revenues for the total portfolio increased 4.3% for the 2006 six month period compared to the same period in 2005 and same property operating income increased 4.4%. Shopping center same property operating income increased 6.5% due to successful leasing activity at several core shopping centers and office same property operating income declined 1.1% due to higher lease termination fees recognized in the 2005 period.

www.SaulCenters.com

As of June 30, 2006, 96.7% of the operating portfolio was leased, compared to 93.2% a year earlier. The 2005 leasing percentage was adversely affected by the combined impact of a 113,000 square foot vacancy at Great Eastern Plaza and 133,000 square feet of vacant space in the Lexington Mall which the Company was not leasing in anticipation of redeveloping the shopping center. Since September 30, 2005, the Company has been actively planning the redevelopment of Lexington and has taken the space out of service. On a same property basis, 96.8% of the portfolio was leased, compared to the prior year level of 94.8%. The increase in 2006 leasing percentage resulted from the lease-up of space at Great Eastern Plaza, Southside Plaza and Olde Forte Village and to a lesser extent, improved leasing at several other properties.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 12.5% to $14,048,000 in the 2006 second quarter compared to $12,484,000 for the same quarter in 2005. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. On a diluted per share basis, FFO available to common shareholders increased 8.8% to $0.62 per share for the 2006 quarter compared to $0.57 per share for the 2005 quarter. FFO available to common shareholders for the 2006 six month period increased 12.9% to $27,933,000 from $24,738,000 during the 2005 period. Fully diluted per diluted share FFO available to common shareholders increased 9.7% to $1.24 per diluted share for the 2006 six month period compared to $1.13 per diluted share for the 2005 period. These increases resulted primarily from increased operating income from successful leasing activity at several core shopping centers and operating income from new developments.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 46 community and neighborhood shopping center and office properties totaling approximately 7.7 million square feet of leaseable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Real estate investments
Land	$149,863	$139,421
Buildings and equipment	607,119	575,504
Construction in progress	62,577	47,868

	819,559	762,793
Accumulated depreciation	(205,122)	(195,376)

	614,437	567,417
Cash and cash equivalents	3,045	8,007
Accounts receivable and accrued income, net	23,136	23,410
Leasing costs, net	19,698	19,834
Prepaid expenses, net	1,473	2,540
Deferred debt costs, net	5,845	5,875
Other assets	6,995	4,386

Total assets	$674,629	$631,469

Liabilities
Mortgage notes payable	$487,242	$471,931
Revolving credit facility	26,000	10,500
Dividends and distributions payable	11,418	11,319
Accounts payable, accrued expenses and other liabilities	17,909	13,679
Deferred income	12,546	9,558

Total liabilities	555,115	516,987

Minority Interests	6,194	3,068

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	170	169
Additional paid in capital	128,009	123,339
Accumulated deficit	(114,859)	(112,094)

Total stockholders’ equity	113,320	111,414

Total liabilities and stockholders’ equity	$674,629	$631,469

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue
Base rent	$27,190	$24,509	$54,090	$48,641
Expense recoveries	5,407	4,700	10,920	9,680
Percentage rent	272	507	598	1,011
Other	879	1,036	1,607	1,727

Total revenue	33,748	30,752	67,215	61,059

Operating Expenses
Property operating expenses	3,963	3,483	7,931	7,256
Provision for credit losses	107	79	187	133
Real estate taxes	2,994	2,757	6,046	5,340
Interest expense and amortization of deferred debt	8,072	7,615	16,091	15,024
Depreciation and amortization of leasing costs	6,400	5,532	12,776	11,147
General and administrative	2,564	2,334	5,027	4,568

Total operating expenses	24,100	21,800	48,058	43,468

Operating Income	9,648	8,952	19,157	17,591
Minority Interests	(1,851)	(2,081)	(3,653)	(4,110)

Net Income	7,797	6,871	15,504	13,481
Preferred Dividends	(2,000)	(2,000)	(4,000)	(4,000)

Net Income Available to Common Stockholders	$5,797	$4,871	$11,504	$9,481

Per Share Net Income Available to Common Stockholders :
Diluted	$0.34	$0.29	$0.67	$0.57

Weighted Average Common Stock Outstanding :
Common stock	16,993	16,613	16,952	16,540
Effect of dilutive options	132	94	142	92

Diluted weighted average common stock	17,125	16,707	17,094	16,632

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO)(1)
Net Income	$7,797	$6,871	$15,504	$13,481
Add: Real property depreciation & amortization	6,400	5,532	12,776	11,147
Add: Minority interests	1,851	2,081	3,653	4,110

FFO	16,048	14,484	31,933	28,738
Less: Preferred dividends	(2,000)	(2,000)	(4,000)	(4,000)

FFO available to common shareholders	$14,048	$12,484	$27,933	$24,738

Weighted Average Shares Outstanding :
Diluted weighted average common stock	17,125	16,707	17,094	16,632
Convertible limited partnership units	5,400	5,201	5,374	5,201

Diluted & converted weighted average shares	22,525	21,908	22,468	21,833

Per Share Amounts:
FFO available to common shareholders	$0.62	$0.57	$1.24	$1.13

Reconciliation of Net Income to Same Property Operating Income :
Net Income	$7,797	$6,871	$15,504	$13,481
Add: Interest expense and deferred debt amortization	8,072	7,615	16,091	15,024
Add: Depreciation and amortization	6,400	5,532	12,776	11,147
Add: General and administrative	2,564	2,334	5,027	4,568
Less: Interest income	(99)	(157)	(166)	(297)
Add: Minority interests	1,851	2,081	3,653	4,110

Property operating income	26,585	24,276	52,885	48,033
Less: Acquisitions & developments	(1,417)	(45)	(3,307)	(460)
Less: Lexington property operating income	17	(23)	(2)	(79)

Total same property operating income	$25,185	$24,208	$49,576	$47,494

Total Shopping Centers	$18,604	$17,475	$36,342	$34,112
Total Office Properties	6,581	6,733	13,234	13,382

Total same property operating income	$25,185	$24,208	$49,576	$47,494

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.